Exhibit 23.1

Onestop Assurance PAC Co. Registration No.: 201823302D 10 Anson Road #06-15 International Plaza Singapore, 079903 Email: audit@onestop-ca.com Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form F-3 of our report dated July 14, 2023, relating to the consolidated financial statements of Akso Health Group (formerly known as “Xiaobai Maimai Inc.”), its subsidiaries and consolidated variable interest entities, appearing in its Annual Report on Form 20-F for the year ended March 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ OneStop Assurance PAC

Singapore

February 23, 2024